EXHIBIT 99.7

Form of Assumption Reinsurance Agreement

                                                                            99.7


ASSUMPTION REINSURANCE AGREEMENT

dated as of July ___, 1992

by and among

John Garamendi, in his capacity as
Insurance Commissioner of the State of California and as Conservator of
First Capital Life Insurance Company
First Capital Life Insurance Company
Pacific Mutual Life Insurance Company,

and

[NEWCO]

                               TABLE OF CONTENTS

                                                                    Page
Section 1.   Definitions...........................................   2

Section 2.   Reinsurance and Assumption............................   2

Section 3.   Reinsured Policies....................................   3

Section 4.   Assumed Liabilities...................................   4

Section 5.   Transfer of Assets by Conservator on Behalf of FCL....   5

Section 6.   Employees of FCL......................................   8

Section 7.   Deferred Payment......................................  10

Section 8.   Assumption Certificates...............................  10

Section 9.   Assignment of Indemnity Reinsurance Agreements........  11

Section 10.  Premiums and Premium Taxes............................  12

Section 11.  Expenses..............................................  13

Section 12.  Reserves..............................................  13

Section 13.  Administration and Servicing of Reinsured Policies....  14

Section 14.  Records...............................................  14

Section 15.  Representations and Warranties of the Commissioner....  15

Section 16.  Representations and Warranties of FCL.................  16

Section 17.  Representations and Warranties of PM and the Reinsurer  18

Section 18.  Covenants of FCL and the Conservator..................  20

Section 19.  Closing Conditions of FCL and the Reinsurer...........  23

Section 20.  Closing Conditions of FCL and the Conservator.........  25



Section 21.  Satisfaction or Failure of Conditions..................   28

Section 22.  Further Assurances.....................................   28

Section 24.  Specific Performance...................................   29

Section 25.  Waiver.................................................   29

Section 26.  Other Provisions.......................................   30

Section 27.  Indemnification........................................   34

Section 28.  Arbitration............................................   37

Section 29.  Interpretation.........................................   38

                                    EXHIBITS

EXHIBIT A  Assumption Certificate

                        ASSUMPTION REINSURANCE AGREEMENT

     THIS ASSUMPTION REINSURANCE AGREEMENT is made and entered into this _____ day of July, 1992, by and among John Garamendi, the Insurance Commissioner of the State of California (the "Commissioner") and statutory conservator (the "Conservator") of First Capital Life Insurance Company ("FCL"), acting on behalf of FCL, FCL, Pacific Mutual Life Insurance Company, a California domiciled life insurance company ("PM"), and [Newco], a California domiciled life insurance company (hereinafter the "Reinsurer").

                                    RECITALS

     A. FCL is a life insurance company organized under the laws of the State of California.

     B. PM is a life insurance company organized under the laws of the State of California; PM will, or shall cause a direct or indirect subsidiary to, own all of the outstanding capital stock of the Reinsurer.

     C. The Commissioner is acting as Conservator in that certain action pending before the Superior Court of the State of California for the County of Los Angeles, captioned Insurance Commissioner of the State of California v. First Capital Life Insurance Company (Case No. BS 07549), and is entering into this Agreement pursuant to Section 1037 and Section 1043 of the California Insurance Code for the benefit of the policyholders, creditors and shareholder of FCL.

     D. On the date hereof, the Commissioner, as Commissioner and as Conservator, on behalf of FCL, FCL and PM have entered into an Agreement In Connection With the Rehabilitation of First Capital Life Insurance Company (the "Rehabilitation Agreement").

     E. In consideration for and as a condition to the Rehabilitation Agreement and after a finding by the Conservator that this Agreement and the obligations of PM and the Reinsurer under the Rehabilitation Agreement provide fair value and consideration for the transactions contemplated hereby, the Conservator has agreed to cause FCL to transfer and the Reinsurer has agreed to assume the policyholder contract liabilities of FCL and certain other liabilities of FCL, and the Conservator has agreed to cause FCL to transfer all of its right, title and interest in substantially all of its assets to the Reinsurer. This Agreement is being executed pursuant to the Final Order of Rehabilitation.

     NOW, THEREFORE, in consideration of PM entering into the Rehabilitation Agreement, and in consideration of the mutual covenants and promises set forth herein and therein, the parties hereto agree as follows.

     Section 1. Definitions. Capitalized terms not defined herein shall have the meanings assigned to them in the Rehabilitation Agreement.

     Section 2. Reinsurance and Assumption. On the Reinsurance Closing (as defined in Section 23), FCL does hereby agree to cede and transfer to the Reinsurer, and by this Agreement shall cede and transfer to the Reinsurer, and the Reinsurer does hereby agree to acquire and assume from FCL, and by this Agreement shall acquire and assume from FCL the following:

     (i) all FCL Restructured Contracts which are in force on the Reinsurance Closing Date; and

     (ii) all policies and contracts incidental or supplemental to FCL Restructured Contracts including, without limitation, policies with reinstatement rights and policies or contracts under which benefits are in the process of payment (the "Incidental Business").

     The FCL Restructured Contracts and the Incidental Business are hereinafter referred to collectively as the "Reinsured Policies".

     Section 3. Reinsured Policies. As of the Reinsurance Closing Date (as defined in Section 23), the Reinsurer shall be the successor to FCL under the Reinsured Policies as if the Reinsured Policies were direct obligations of the Reinsurer, and the Reinsurer hereby assumes full and complete liability for:

     (i) the payment of all claims for benefits under the Reinsured Policies incurred on or after the Reinsurance Closing Date;

     (ii) the payment of all claims for benefits under the Reinsured Policies incurred prior to the Reinsurance Closing Date, but not yet paid (reported or not);

     (iii) the payment of cash surrender values not made by the Reinsurance Closing Date under any of the Reinsured Policies surrendered before the Reinsurance Closing Date;

     (iv) refunds of premiums paid in advance in respect of the Reinsured Policies;

     (v)   refunds of unearned premiums in respect of the Reinsured Policies;

     (vi) the obligations, if any, under Article 6 of the Rehabilitation Agreement to distribute the Credit to the FCL Restructured Contracts of the Eligible Holders; and

     (vii) the obligations, if any, under Section 17.4.3 of the Rehabilitation Agreement to distribute to the FCL Restructured Contracts of the Eligible Holders (collectively, the "Policy and Claims Liabilities").

     Section 4. Assumed Liabilities. In addition to the assumption of the Reinsured Policies, as additional consideration for the transactions contemplated herein, the Reinsurer shall assume only (i) the lawsuits and claims set forth on Schedule 12.2.9 of the Rehabilitation Agreement specifically identified as relating to policyholder contracts up to an aggregate amount not to exceed $500,000, and only (ii) such other liabilities and obligations of FCL not so specifically identified on Schedule 12.2.9 of the

Rehabilitation Agreement existing as at the Reinsurance Closing Date which liabilities and obligations are set forth, reserved for or otherwise reflected on the 1991 Annual Statement (but not to exceed the amounts stated therein), other than (A) contingent liabilities relating to, arising out of or in connection with events occurring prior to the Closing Date with respect to the rehabilitation or conservatorship of FCL (the "Rehabilitation Liabilities"), (B) the Certificate of Contribution of FCL dated May 21, 1987, in the principal amount of $35 million, payable to First Capital Life Insurance Group, Inc., (C) any liability arising from or out of any breach by FCL of any covenant, agreement, warranty or representation under the Rehabilitation Agreement or any Ancillary Document, (D) any liability arising from or out of any breach by FCL of any covenant, agreement, warranty or representation under this Agreement, (E) any liability under any indemnification provision contained in any statute, agreement, contract, or otherwise, in force or executed prior to the Reinsurance Closing, (F) any equipment or furniture leases of FCL and (G) any Taxes not included or includable in Closing Date Tax Liability (collectively, the "Assumed Liabilities").

     Section 5. Transfer of Assets by Conservator on Behalf of FCL. Subject to the terms and conditions contained herein, at the Reinsurance Closing the Conservator shall cause FCL to, and FCL shall, convey to the Reinsurer all of its right, title and interest to the assets of FCL existing as at the Reinsurance Closing Date, including, without limitation, cash, accounts receivable, cash value of FCL Restructured Contracts, recoverables, rights to be indemnified, receivables and recoverables from reinsurers, deposits, refunds due, refunds for Taxes arising from amended returns or operations, loss deduction carrybacks attributable to periods prior to and including the Reinsurance Closing Date, reversions of assets received or to be received by FCL in connection with the termination of any Benefit Plan of FCL (without reduction for Taxes), securities, properties, inventories, Special Deposits, the capital stock of any Subsidiary, the office furniture, records, data and word processing equipment, computer software, equipment, fixtures, office supplies, vehicles, furniture, and other fixed assets owned or leased by FCL, software licenses, service and warranty arrangements, trademarks, trade names, service marks, patents, and other intellectual property, and other similar items related to the Assets transferred hereto, including all original files, books, documents, records, reports, lists, summaries, software and other data related to or identifying any of the foregoing items, and all other assets and rights of every kind, character and description, whether tangible or intangible, whether real, personal or mixed, whether accrued, contingent or otherwise, but excluding (i) the Retained Assets (as defined below in this Section 5), (ii) the Escrow Account (as defined below in this Section 5) and (iii) goodwill and going concern value (collectively the "Assets").

     With respect to al Assets transferred to the Reinsurer, at the Reinsurance Closing FCL shall deliver to the Reinsurer all such warranty deeds in form for recording or deeds in such other form as is reasonably acceptable to the Reinsurer, bills of sale, assignments, stock powers, bond powers, evidences of consent and such other transfer instruments or documents, all in form and substance satisfactory to the Reinsurer as may be reasonably necessary or desirable to evidence or perfect the sale, conveyance, transfer, assignment and delivery of the Assets to the Reinsurer. The Reinsurer shall pay (i) all affidavit and acknowledgment fees, if any, and (ii) all other fees directly relating to the transfer of the Assets.

     The Assets transferred to the Reinsurer shall in all events include the Separate Accounts, including all Assets owned by FCL and held in the Separate Accounts (after any withdrawal of any Assets in excess of Separate Account liabilities).

     "Retained Assets" shall mean (i) claims, suits, rights and choses in action, choate or inchoate, whether now asserted or not previously asserted, with respect to damages or injury to FCL, its assets or FCL Contract Holders, and (ii) the assets listed on Schedule 12.2.17 to the Rehabilitation Agreement designated in writing by Newco to the

Conservator and FCL within ten Business Days of the Reinsurance Closing Date.

     "Escrow Account" shall mean an interest bearing escrow account established by the Reinsurer and FCL pursuant to which FCL shall deposit cash and Short Term Investments with a market value sufficient to pay in full (i) Opt Out Payments not paid prior to the Reinsurance Closing in accordance with the terms of the Rehabilitation Agreement and (ii) any amount necessary to satisfy Section 6(b)(i). After all Opt Out Payments have been made and the obligation of
Section 6(b)(i) satisfied, the balance of the proceeds in the escrow shall be transferred to the Reinsurer. If at any time the escrow holder shall advise the Reinsurer that additional funds are necessary to complete the Opt Out Payments or the obligations of Section 6(b)(i), the Reinsurer shall within fifteen (15) Business Days deposit cash or Short Term Investments sufficient to satisfy the payment of such obligations.

     Section 6.   Employees of FCL.  (a) Effective no later than the
Reinsurance Closing Date, FCL will completely and irrevocably terminate all agreements, benefits, contracts, arrangements, commitments and other obligations pertaining to employment or in the nature of employment contracts with all persons, whether denominated as "employees" or otherwise (the "Terminated Persons").

     (b) All wages, salary, accrued fringe benefits (including accrued vacation pay), severance payments (if any), and other liabilities, compensation or amounts owed to Terminated Persons shall be fully paid by FCL at or prior to the Reinsurance Closing, except as follows which may be paid out of the Escrow:

          (i) All Terminated Persons to whom Newco is offering new employment pursuant to Section 6(d) below who are entitled to accrued vacation pay as of the Reinsurance Closing shall be given the option of (A) being paid their accrued vacation pay in cash by FCL immediately after the Reinsurance Closing, or (B) if they accept the offer of new employment with Newco, having a credit for their accrued vacation time included as a fringe benefit they would receive upon commencing employment with Newco; and,

          (ii) Terminated Persons who elect the first option specified in Paragraph (b)(i) above (or who do not accept the offer of new employment with Newco) shall be paid their accrued vacation pay from the Escrow immediately after the Reinsurance Closing.

     (c) FCL shall grant Newco reasonable opportunities to communicate with all employees of FCL prior to the Reinsurance Closing Date for purposes of allowing Newco to convey offers of employment, for confirming the terms of such employment, and for purposes related thereto. All communications by Newco to FCL's employees prior to the

Reinsurance Closing shall be subject to the reasonable approval of FCL.

     (e) As to former employees of FCL which Newco chooses to hire, Newco shall be responsible for and shall pay all costs attributable to such employees from the date of hire by Newco. Newco shall have no responsibility and shall be fully indemnified by FCL with respect to any claim or liability relating to any Benefit Plan maintained by or contributed to by FCL, unless otherwise notified by Newco.

     Section 7. Deferred Payment. As additional consideration of the transactions contemplated herein, on the Credit Allocation Date, the Reinsurer shall deliver by wire transfer to FCL or its successor a deferred payment in cash in an amount equal to ninety percent of the excess, if any, of (i) Adjusted Surplus over (ii) the sum of (A) the First Credit and (B) Retained Surplus.

     Section 8. Assumption Certificates. The Reinsurer hereby agrees, as soon as practical following the Reinsurance Closing Date, and in any event within thirty (30) days following the Reinsurance Closing Date, to issue a written Assumption Certificate to each policyholder or contract holder under the Reinsured Policies, in substantially the form set forth in Exhibit A attached hereto, specifying that such policy or contract has been assumed by the Reinsurer and the effective date of such assumption.

     Section 9. Assignment of Indemnity Reinsurance Agreements. (a) The Reinsurer shall be substituted for and succeed to all of the rights and liabilities of FCL, and shall be recognized for all purposes as FCL thereunder in substitution for FCL, under the indemnity reinsurance agreements set forth in
Schedule 12.2.12 in effect as of the Reinsurance Closing Date between FCL (as the ceding insurer) and any assuming reinsurer which reinsures the Reinsured Policies (the "Reinsurance Agreements"); provided, however, that such substitution shall apply only to premiums due and benefits paid under the Reinsured policies on or after the Reinsurance Closing Date. FCL hereby sells, assigns, transfers and conveys, and the Reinsurer hereby purchases and assumes, any and all rights and obligations of FCL under the Reinsurance Agreements with respect to benefits paid on or after the Reinsurance Closing Date under the Reinsured Policies. The Reinsurer shall use its best efforts to effect, as promptly as possible, an endorsement to each Reinsurance Agreement substituting the Reinsurer for FCL. FCL agrees to enter into such endorsements and, if reasonably requested by the Reinsurer, aid the Reinsurer, at the Reinsurer's expense, in obtaining any such endorsement.

     (b) FCL shall, if reasonably requested by the Reinsurer, aid the Reinsurer, at the Reinsurer's expense, in collection of amounts due from reinsurers which do not agree to an endorsement to the applicable Reinsurance Agreements, and FCL shall forward any funds collected by it to the Reinsurer.

     (c) FCL agrees to transfer to the Reinsurer all funds withheld from reinsurers under the Reinsurance Agreements.

     Section 10.    Premiums and Premium Taxes.

     Section 10.1 Premiums. Premiums due or paid on the Reinsured Policies on and after the Reinsurance Closing Date and any loan repayments (and interest payments thereon) made on the Reinsured Policies on or after the Reinsurance Closing Date shall be the sole property of the Reinsurer. From and after the Reinsurance Closing Date, all policyholders under the Reinsured Policies hereunder shall pay all premiums and make any loan repayments (and interest payments thereon) on such contracts and policies directly to the Reinsurer. All monies, checks, drafts, orders, postal notes or other instruments received by FCL after the Reinsurance Closing Date for such premiums shall be forthwith transferred and delivered to the Reinsurer, and any such instruments when so delivered shall bear all endorsements required to effect such transfer and delivery. From and after the Reinsurance Closing Date, the Reinsurer shall be authorized, and hereby is authorized, to endorse for payment any such instruments payable to, or to the order of, FCL and received by the Reinsurer for premiums on the Reinsured Policies hereunder.

     Section 10.2 Premium Taxes. The Reinsurer shall pay all premium taxes as may be required by law on premiums received with respect to the Reinsured Policies on or after the Reinsurance Closing Date; provided, however, that FCL shall be obligated to pay all premium taxes with respect to any premiums received under the Reinsured Policies prior to the date hereof.

     Section 11. Expenses. All legal and other costs incurred in connection with the reinsurance and assumption of the Reinsured Policies shall be borne by the party incurring such costs; provided, however, that FCL shall pay (i) all sales, transfer and documentary taxes due as a result of the transfer of the assets, (ii) all affidavit and acknowledgment fees, if any, and (iii) all other fees directly related to the transfer of the Assets.

     Section 12. Reserves. As of the Reinsurance Closing Date, FCL shall transfer and irrevocably assign to Reinsurer, and the Reinsurer shall accept, the total aggregate policy and claims reserves for the Reinsured Policies. From and after the Reinsurance Closing Date the Reinsurer shall maintain proper policy reserves, claims reserves, and any other applicable and appropriate reserves for all Reinsured Policies hereunder, and such reserves shall in no event be less than the reserves required by the insurance department of any state having jurisdiction over the Reinsured Policies after the date hereof.

     Section 13. Administration and Servicing of Reinsured Policies. Commencing as of the Reinsurance Closing Date and except as hereinafter provided, all administration and servicing of the Reinsured Policies, and the supervision and payment of all claims incurred under the Reinsured Policies, shall be conducted by the Reinsurer, and the expense of such administration, servicing, supervision and payment shall be borne by the Reinsurer. The obligations of the Reinsurer under this Agreement shall be the same as those of FCL in accordance with the terms of the Reinsured Policies.

     The Reinsurer reserves the right, and shall be authorized, to make any defense at law or in equity to any action or claim instituted or made under any Reinsured Policy which might or could have been made by FCL had this Agreement not been executed. All of the provisions, conditions, limitations and exclusions contained in the Reinsured Policies shall remain in effect and be applicable in accordance with the terms and conditions of the Reinsured Policies, except as they may be specifically amended by the Reinsurer after the date hereof; provided, however, any such amendments shall not impose any additional liability on FCL under the Reinsured Policies.

     Section 14. Records. FCL shall promptly transfer and deliver to the Reinsurer all of its original statistical and sales data, records, papers, documents, books, memoranda and files pertaining to the Reinsured Policies (referred to herein as "Records"). FCL reserves the right to keep copies of any Records. FCL and the Reinsurer each agree to provide the other party all data and information with respect to the Reinsured Policies sufficient to enable each to prepare annual or other required financial statements.

     Section 15. Representations and Warranties of the Commissioner. Notwithstanding any independent investigation or verification undertaken by the Reinsurer or PM, in order to induce PM and the Reinsurer to consummate the transactions contemplated by this Agreement, the Commissioner represents and warrants to PM and the Reinsurer as follows:

     Section 15.1 Valid Appointment. The Conservator has been duly and validly appointed to be the Conservator of FCL as that term is used in Section 1011 of the Insurance code.

     Section 15.2 Authorization; Enforceable Obligations. The Commissioner, as Conservator, has all requisite power, authority and legal right necessary to execute and deliver this Agreement and to perform and carry out the transactions contemplated by this Agreement upon the terms and subject to the conditions of this Agreement. No other or further authorization or approval from any Person will be required for the validity or enforceability of the provisions of this Agreement and the Final Order of Rehabilitation against the Conservator or FCL.

     Section 15.3 Validity of Contemplated Transactions. The execution, delivery and performance of this Agreement by the Conservator will not contravene or violate any law, rule or regulation to which the Conservator is subject, or, to the best of the Conservator's knowledge, any judgment, order, writ, injunction, decree or ward of any court, governmental instrumentality, regulatory agency, administrative body, administrative officer, arbitrator or executive which is applicable to the Conservator or FCL.

     Section 15.4 No Inconsistent Laws or Regulations. The transactions contemplated by this Agreement will not contravene or violate any provisions of the Insurance Code.

     Section 15.5 Reserve for Federal Income Taxes. The reserve(s) for Taxes maintained on the books and records of FCL as of the time immediately preceding the Reinsurance Closing Date shall be in an amount sufficient to satisfy FCL's liability for Taxes shown on the Tax Returns for all periods ending on or prior to, or including, the Reinsurance Closing Date.

     Section 16. Representations and Warranties of FCL. Notwithstanding any independent investigation or verification undertaken by PM or the Reinsurer, in order to induce PM and the Reinsurer to enter into this Agreement and to induce the Reinsurer to consummate the transactions contemplated by this Agreement, the Conservator on behalf of FCL represents and warrants to PM and the Reinsurer as follows:

     Section 16.1  Organization and Standing.  Except as set forth in
Schedule 16.1(a) hereto, FCL is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has the corporate power and authority to carry on its business as now being conducted, subject to the powers and authority of the Conservator. Except as set forth in Schedule 16.1(b) hereto, FCL is duly qualified and is authorized to do business and is in good standing as a foreign corporation in each jurisdiction where the business conducted by it requires such qualification.

     Section 16.2 Authority. FCL, by and through the Conservator, has all requisite power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by FCL and constitutes the legal, valid and binding obligation of FCL, enforceable against it in accordance with its terms.

     Section 16.3 No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement in accordance with the terms and conditions of this Agreement by FCL, will not (i) violate or conflict with any provision of the Articles of Incorporation or By-Laws of FCL, (ii) violate or conflict with any of the terms of any material indenture, contract, agreement or instrument to which FCL is a party, (iii) violate or conflict with any statute, law or governmental regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to FCL or (iv) except as set forth on Schedule 16.3, violate or conflict with, result in a breach of, constitute (with or without notice, the lapse of time, or both) a default under, allow for the acceleration of the performance required by the terms of, allow for a right of termination under, or result in a loss or suspension of, or a modification of the effect of, any legal privilege, license, franchise, authorization, qualification, right or obligation (including, without limitation, contractual rights or obligations) of FCL (financial or otherwise) or on its ability to perform its obligations hereunder.

     Section 16.4 Other Representations and Warranties. Each of the representations and warranties made by the Conservator on behalf of FCL and by FCL in Section 12.2 of the Rehabilitation Agreement are true and correct as of this date and will be true and correct as of the Reinsurance Closing Date.

     Section 17. Representations and Warranties of PM and the Reinsurer. Notwithstanding any independent investigation or verification undertaken by FCL or the Conservator, in order to cause FCL and the Conservator to enter into this Agreement, and to cause FCL and the Conservator to consummate the transactions contemplated by this Agreement, PM and the Reinsurer represent and warrant to FCL and the Conservator that as of the Reinsurance Closing:

     Section 17.1 Organization and Standing. The Reinsurer will be a corporation duly incorporated, validly existing and in good standing under the laws of California and will have the corporate power and authority to carry on its business as then being conducted. The Reinsurer will be corporation duly licensed to conduct insurance business under the laws of the State of California and will use its best efforts to obtain such licenses to conduct such business as a foreign insurance corporation in such other jurisdictions as may be required by law or as is necessary to carry out the intent and purposes of this Agreement.

     Section 17.2 Authority. The Reinsurer will have all requisite power and authority to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement will be duly executed and delivered by the Reinsurer and constitute the legal, valid and binding obligation of the Reinsurer, enforceable against it in accordance with its terms.

     Section 17.3 No Breach. Except as set forth on Schedule 17.3, the consummation of the transactions contemplated by this Agreement in accordance with the terms and conditions of this Agreement by the Reinsurer, will not (i) violate or conflict with any provision of the Articles of

Incorporation or By-Laws of the Reinsurer, (ii) violate or conflict with any of the terms of any material indenture, contract, agreement or instrument to which the Reinsurer is a party, (iii) violate or conflict with any statute, law or governmental regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to the Reinsurer or (iv) violate or conflict with, result in a breach of, constitute (with or without notice, the lapse of time, or both) a default under, allow for the acceleration of the performance required by the terms of, allow for a right of termination under, or result in a loss of suspension of, or a modification of the effect of, any legal privilege, license, franchise, authorization, qualification, right or obligation (including, without limitation, contractual rights or obligations) of the Reinsurer such that there would be a material adverse effect on the ability of the Reinsurer to perform its obligations under this Agreement.

     Section 18.   Covenants of FCL and the Conservator.

     Section 18.1 Diligence. The Conservator shall cause FCL shall take all necessary steps and proceed diligently and in good faith and use its best efforts to consummate the transactions contemplated by this Agreement.

     Section 18.2 Conduct of Business. From the date of this Agreement through the Reinsurance Closing Date, the Conservator shall satisfy the provisions of Article 13 of the Rehabilitation Agreement, and in addition the Conservator shall cause FCL to, and FCL shall, conduct its business in the ordinary course of business consistent with past practices and the Conservator shall cause FCL not to, and FCL shall not:

          (i) incur any obligations or liabilities other than in the ordinary course of business and consistent with past practices;

          (ii) incur any obligations or liabilities which liabilities or obligations, individually and in the aggregate, shall have a material adverse effect on the condition (financial or other), results of operations or business of FCL;

          (iii) amend its Articles of Incorporation or By-Laws or merge with or into or consolidate with any other Person;

          (iv) declare or pay any dividends or declare or make any other distributions of any kind to stockholders or any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock;

          (v) make any loan or advance to any direct or indirect holder of the capital stock of FCL or to any of FCL's directors, officers, consultants or, other than in the ordinary course of business, to any agents or other representatives of FCL;

          (vi) make any acquisition of assets, properties, securities or business of any other Person or sell or transfer any of its assets (other than the purchase and sale of investment securities contained in its investment portfolio), except in each case in the ordinary course of business;

          (vii) make any change in its accounting methods or practices, including, without limitation, any change with respect to establishment of reserves, except as required by statutory accounting principles; or

          (viii) sell or otherwise transfer any of the Assets except in the ordinary course of business consistent with past practice.

     Section 18.3  Cooperation with Respect to this Agreement.  The
Commissioner shall (i) use his best efforts to recommend and support the licensing of the Reinsurer in and by those jurisdictions other than the State of California as may be appropriate or necessary to meet the intent and purpose of this Agreement and (ii) subject to the compliance with the applicable provisions of the Insurance Code, consider and process on an expedited basis the applications and filings incident to the organization, licensing and commencement of business of the Reinsurer in the State of California to conduct the insurance business to be assumed by Reinsurer pursuant to this Agreement.

     Section 18.4 Warn. Prior to the Reinsurance Closing Date, the Conservator shall cause FCL to comply with the notice provisions of the Worker Adjustment and Retraining Notification Act
(Warn).

     Section 19. Closing Conditions of the Reinsurer. The obligations of the Reinsurer to close the transactions contemplated by this Agreement shall be subject to the fulfillment or satisfaction by the Conservator and FCL of each of the following conditions prior to or at the Closing:

     Section 19.1 Governmental Approvals. All Permits required in connection with the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect, without conditions or limitations unacceptable to PM and the Reinsurer, and PM and the Reinsurer shall have been furnished with appropriate evidence of the granting of such Permits other than Permits the absence of which will not have a material adverse effect on the Reinsurer. Any waiting period required by any governmental authority or regulatory body, including, without limitation, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated. The notice provisions of the Worker Adjustment and Retraining Notification Act (Warn) shall have been satisfied.

     Section 19.2 No Prohibition. There shall not have been any action taken, or any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or purported to be applicable to the transactions contemplated by this Agreement by any governmental authority, court or regulatory body which, directly or indirectly, (i) prohibits or makes illegal the consummation of the transactions contemplated by this Agreement or (ii) imposes any material conditions or limitations on the ability of PM or the Reinsurer to exercise full rights under this Agreement.

     Section 19.3 Third Party Consents. All material consents from third parties that may be required in connection with the performance by FCL of its obligations under this Agreement shall have been obtained and shall be in full force and effect; provided, however, that for purposes of this Section 19.3, policyholders and contract holders of FCL shall not be deemed to be third parties.

     Section 19.4 No Material Adverse Change. Since December 31, 1991, there shall have been no material adverse change, or discovery of a condition or occurrence of an event which has resulted or reasonably can be expected to result in a material adverse change in the condition (financial or other), results of operations or business of FCL.

     Section 19.5 Closing Documents. FCL shall have delivered to PM and the Reinsurer such closing certificates, certifying to the fulfillment of the conditions set forth in this Section 19, legal opinions and other closing documents as the Reinsurer may reasonably request.

     Section 19.6 Representations and Warranties. The representations and warranties of the Commissioner and FCL set forth in this Agreement and the Rehabilitation Agreement shall be true and correct in all material respects on and as of the Reinsurance Closing Date with the same effect as though such representations and warranties had been made on and as of the Reinsurance Closing and no variations of any such representations or warranties shall have a material adverse effect on the ability of PM or the Reinsurer to close the transactions contemplated by this Agreement in the manner so contemplated.

     Section 19.7 All Covenants and Agreements Satisfied. The Conservator and FCL shall have complied with each and all of the covenants and agreements contained herein.

     Section 19.8 Closing of the Rehabilitation Agreement. The Closing as defined under the Rehabilitation Agreement shall have been completed.

     Section 20. Closing Conditions of FCL and the Conservator. The obligations of the Conservator and FCL to close the transactions contemplated by this Agreement shall be subject to the fulfillment or satisfaction of the following conditions prior to or at the Reinsurance Closing:

     Section 20.1 Representations and Warranties. The representations and warranties of PM and the Reinsurer set forth in this Agreement and the Rehabilitation Agreement shall be true and correct in all material respects on and as of the Reinsurance Closing Date with the same effect as though such representations and warranties had been made on and as of the

Reinsurance Closing and no variations of any such representations or warranties shall have a material adverse effect on the ability of the conservator of FCL to close the transactions contemplated by this Agreement in the manner so contemplated.

     Section 20.2 Governmental Approvals. All Permits required in connection with the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect, and the Conservator and FCL shall have been furnished with appropriate evidence of the granting of such permits. Any waiting period required by any such governmental authority or regulatory body, including, without limitation, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated.

     Section 20.3 No Prohibition. There shall not have been any action taken, or any statute, rule, regulation, judgement, order or injunction promulgated, entered, enforced, enacted, issued or purported to be applicable to the transactions contemplated by this Agreement by any governmental authority, court or regulatory body (other than, in each case, the Commissioner in his role as Conservator of FCL) which, directly or indirectly, prohibits or makes illegal the consummation of the transactions contemplated by this Agreement.

     Section 20.4 Third Party Consents. All material consents from third parties that may be required in connection with the performance by FCL of its obligations under this Agreement shall have been obtained and shall be in full force and effect; provided, however, that for purposes of this Section 20.4, policyholders and contract holders of FCL shall not be deemed to be third parties.

     Section 20.5 Closing Documents. PM and the Reinsurer shall have delivered to FCL such closing certificates, certifying to the fulfillment of the conditions set forth in this Section 20.5, legal opinions and other closing documents as FCL may reasonably request.

     Section 20.6 Taxes. The Conservator shall be satisfied that there are no material liabilities, claims or actions for or with respect to Taxes that arise as a consequence of the consummation of the transactions contemplated by this Agreement which adversely affect the policyholders and contract holders under the Reinsured Policies, other than such liabilities, claims or actions which as of the Reinsurance Closing Date are of general applicability to assumption reinsurance transactions.

     Section 20.7 Closing of the Rehabilitation Agreement. The Closing as defined under the Rehabilitation Agreement shall have been completed.

     Section 21. Satisfaction or Failure of Conditions. Each condition precedent for the benefit of PM and the Reinsurer, on the one hand, or the Conservator or FCL, on the other hand, shall be deemed waived or satisfied as of the Reinsurance Closing or, if earlier, upon written notice of such satisfaction by the performing party to the other parties, unless the party for whose benefit each such condition exists shall provide written notice to the other of the failure of one or more particular conditions precedent to be satisfied. All parties shall use their best efforts to satisfy the conditions under this Agreement.

     Section 22. Further Assurances. The Conservator shall cause FCL to (i) use its best efforts to obtain, prior to the Reinsurance Closing Date, all material consents or approvals of all other Persons as may be reasonably required or deemed reasonably necessary by the Reinsurer in order to consummate the transactions contemplated by this Agreement and (ii) execute and deliver all such further documents and instruments and take all such further action as may be reasonably necessary in order to consummate the transactions contemplated by this Agreement.

     Section 23. Reinsurance Closing. The closing ("Reinsurance Closing") of the transactions contemplated by this Agreement shall take place after the Closing Date as defined in the Rehabilitation Agreement and on or before December 31, 1992 at the offices of Buchalter, Nemer, Fields &

Younger, 601 South Figueroa Street, Los Angeles, CA 90017, commencing at 10:00 a.m., local time or such other as the parties may agree, or such other date and time as the parties hereto shall mutually agree ("Reinsurance Closing Date").

     Section 24. Specific Performance. The parties hereto agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed by the Conservator and FCL in accordance with their specific terms or conditions or were otherwise breached and that a money judgement would be an inadequate remedy for breach of this Agreement because of the difficulty of collecting such judgement in the event that this Agreement is not performed in accordance with its terms or conditions or otherwise breached. It is accordingly agreed that PM and the Reinsurer shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Conservator and FCL and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this right of specific performance being in addition to any other remedy to which PM and the Reinsurer are entitled at law or in equity.

     Section 25. Waiver. Any term or provision of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof by a written instrument duly executed by such party or parties. No failure or delay of any party hereto in exercising any power or right under this

Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each party under this Agreement are cumulative and are not exclusive of any rights or remedies which it would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the other parties hereto therefrom shall in any event be effective unless permitted in accordance with the first sentence of this Section 25 and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the other parties hereto by a party in any case shall entitle such other parties to any other or further notice or demand in similar or other circumstances.

     Section 26.   Other Provisions.

     Section 26.1 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND GOVERNED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA AS APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN THE STATE OF CALIFORNIA WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

     Section 26.2   Amendment.  This Agreement and the Rehabilitation
Agreement contain the entire understanding among the parties with respect to the matters set forth herein and supersede all prior understandings with respect to such matters. This Agreement cannot be modified, changed, discharged or terminated, except by an instrument in writing signed by all the parties then bound by the terms hereto.

     Section 26.3 Notices. Except as provided in Section 8, any notice request, demand, waiver, consent, approval or other communication required or permitted to be made hereunder shall be in writing and shall be deemed given only if delivered by hand, or mailed by certified or registered mail with postage prepaid and return receipt registered mail with postage prepaid and return receipt requested, or sent by facsimile transmission, as follows:

     (a)  If to the Commissioner, the Conservator or FCL, to:

          Insurance Commissioner or the
          State of California, as
          Conservator of First Capital Life
          Insurance Company
          California Department of Insurance
          45 Fremont Street, 23/rd/ Floor
          San Francisco, California 94105

          with concurrent copies to:

          Ralph C. Walker, Esq.
          Orrick, Herrington & Sutcliffe
          400 Sansome Street
          San Francisco, California 94111

               and

          Norman C. Hile, Esq.
          Orrick, Herrington & Sutcliffe
          555 Capitol Mall, Suite 1200
          Sacramento, California 95814
               and

          Karl L. Rubinstein, P.C.
          Rubinstein & Perry
          335 S. Grand Avenue
          Los Angeles, California 90057

               and

          Eric D. Horodas, P.C.
          Rubinstein & Perry
          222 Kearny Street
          San Francisco, California 94108

     (b)  If to PM or the Reinsurer, to:

          Pacific Mutual Life Insurance Company
          700 Newport Center Drive
          Newport Beach, California 92660
          Attention: General Counsel

          with a concurrent copy to:

          Mark A. Bonenfant, Esq.
          Buchalter, Nemer, Fields & Younger,
          A Professional Corporation
          601 South Figueroa Street
          Los Angeles, California 90017-5704

or to such other address as may be designated by a party by written notice to the other parties hereto. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, sent by facsimile or mailed.

     Section 26.4 Further Assurances. Each of the parties hereto shall make, do or cause to be done such further acts and execute, acknowledge and deliver such instruments and documents as the other party may reasonably request or require to effectuate fully the purposes and intent of this Agreement.

     Section 26.5 Severability. Should any part or provision of this Agreement be held invalid or unenforceable, the invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to the extent possible and lawful, the original business purpose and economic intent of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain effective and binding upon the parties hereto.

     Section 26.6 Benefit. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. FCL and the Reinsurer agree that it is their intent that the owners and annuitants of the Reinsured Policies, their beneficiaries designated in such policies and the legal representatives of such policy owners, annuitants and beneficiaries shall be third-party beneficiaries of this Agreement.

     Section 26.7 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

     Section 26.8 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be the original, but all of which together shall constitute one and the same instrument.

     Section 26.9 Liability of the Conservator. The Conservator is a party to this Agreement only in his representative capacity as Conservator of FCL and as the Commissioner, and not individually, and the parties hereto agree and acknowledge that the Conservator shall not have any personal liability for any matters or obligations hereunder, and further that the State of California is not a party and shall have no liability with respect hereto.

     Section 26.10 Survival of the Representations and Warranties. The representations and warranties set forth herein shall survive the Reinsurance Closing.

     Section 27.   Indemnification

     (a) Subject to the provisions of subsection (c) of this Section 27, the Reinsurer shall indemnify FCL against, and hold it harmless from, (i) all liabilities arising on or after the Reinsurance Closing Date with respect to the Reinsured Policies, and (ii) al other losses, claims, damages and liabilities and shall reimburse FCL for all expenses of any kind or nature whatsoever (including, without limitation, reasonable attorneys' fees) as incurred, that are based upon or arise out of (x) the breach of any obligation of the Reinsurer provided for in this Agreement or (y) the failure by the Reinsurer to discharge any obligations of FCL to the extent that the same are assumed by the Reinsurer pursuant to this Agreement.

     (b) Subject to the provisions of subsection (c) of this Section 27, FCL shall indemnify the reinsurer against, and hold it harmless from, all losses, claims, damages and liabilities and shall reimburse the Reinsurer for all expenses of any kind or nature whatsoever (including, without limitation, reasonable attorneys' fees) as incurred in connection therewith (collectively "Losses"), that are based upon or arise out of (i) the breach of any obligation of FCL provided for in this Agreement, (ii) any and all claims or lawsuits, or other legal proceedings arising from or relating to any alleged acts or omissions of FCL with respect to the Reinsured Policies or Assumed Liabilities occurring prior to the Reinsurance Closing Date of (iii) Losses resulting from any claim, liability or lawsuit that is not one of the Assumed Liabilities. The indemnification rights set forth in this Section 27(b) are in addition to and not in lieu of the setoff provisions set forth in Article 17 of the Rehabilitation Agreement.

     (c)(i) Within 60 days after receipt by FCL or the Reinsurer, as the case may be (the "Indemnified Party"), of notice of the commencement of any claim, action or proceeding the subject of this Section 27, the Indemnified party shall give notice to the other party (the "Indemnifying Party") of such claim, action or proceeding and the Indemnifying Party shall at its expense assume the defense of any claim, action or proceeding; provided, however, that the failure by the

Indemnified party to give timely notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligations under this Agreement, except to the extent that the omission results in a failure of actual notice to the Indemnifying Party and the Indemnifying Party is damaged as a result of the failure to receive such notice. In the defense of any such claim against the Indemnified Party (whether singly or with the Indemnifying Party) or of any action or proceeding in which the Indemnified Party is named as a party, the Indemnifying Party shall not, except with the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party and the Indemnifying party shall cooperate in the defense of any claim, action or proceeding and the records of each relating to the subject matter of such defense shall be available to the other with respect to such defense.

     (ii) Notwithstanding anything in this Agreement to the contrary, the Indemnified party shall have the right to employ separate counsel in any such claim, action or proceeding which counsel may participate actively and fully as co-counsel in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified

Party unless (i) the Indemnifying Party has agreed in writing to pay such fees and expenses, (ii) the Indemnifying party has failed to assume the defense and employ counsel in a timely manner or (iii) the named parties to any such action, suit or proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have been advised by its counsel that representation of the Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct (whether or not such representation by the same counsel has been proposed), due to actual or potential differing interests between them (in which case the Indemnifying Party shall not have the right to assume the defense of such action on behalf of the Indemnified Party). The Indemnifying Party shall not be liable for any settlement of any such claim, action or proceeding effected without its written consent (which consent shall not be unreasonably withheld) but if settled with such written consent, or if there be a final judgment for the plaintiff in any such claim, action or proceeding, the Indemnifying Party agrees to indemnify and hold harmless the Indemnified Party to the extent provided in this Section by reason of such settlement or judgment.

     Section 28. Arbitration. In the event of any dispute or difference arising hereafter between FCL and the Reinsurer with reference to any transaction under or relating in any way to this Agreement on which agreement between the parties hereto cannot be reached, the dispute or difference shall be decided by arbitration in the manner specified in Article 17 of the Rehabilitation Agreement, with the provisions therein applicable to PM or Newco being applicable to the Reinsurer.

     Section 29. Interpretation. The words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section, subsection or subdivision.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

                              FIRST CAPITAL LIFE INSURANCE COMPANY

                              By:   The Commissioner of Insurance
                                    of the State of California,
                                    in his capacity as Commissioner
                                    and Conservator, but not
                                    individually.


                              __________________________________________
                              [Commissioner]


                              [Reinsurer]

                              By:   ____________________________________
                                    Name:     ______________________________
                                    Title:    ______________________________

                                                                       Exhibit A

                                  [REINSURER]
                                [COMPANY ADDRESS
                                 TELEPHONE NO.]

                             ASSUMPTION CERTIFICATE

Policy [Contract] No.:

Issued To:

     This is to certify that, pursuant to the terms of a Reinsurance and Assumption Agreement, the above policy [contract] and all endorsements thereto (herein called the "Policy" ["Contract"}) issued by FIRST CAPITAL LIFE INSURANCE COMPANY (a California stock insurance corporation) was assumed by [Reinsurer] (a California stock insurance corporation).

     This change is effective as of ______________________________.

     All of the terms and conditions of the Policy [Contract] remain unchanged, except that [Reinsurer] shall be the insurer. All premium payments, notices and claims on the Policy [Contract] shall hereafter be made directly to [Reinsurer] as though it had issued the Policy [Contract] originally, at the address indicated above.

     You should attach this Assumption Certificate to the Policy [Contract].

     Inquiries concerning the Policy [Contract] should be directed to [Reinsurer].

     If you wish to object to the transfer of the Policy [Contract] to [Reinsurer], please check the box below and sign and return this Certificate to [Reinsurer] by [60 day period] at the address indicated above. If you reject the transfer, you will be considered to have canceled the Policy [Contract] and you will be paid the amounts set forth under Article 5 of the Rehabilitation Agreement after the receipt of the signed certificate by [Reinsurer].

     IN WITNESS WHEREOF, [Reinsurer] has caused this Assumption Certificate to be signed by its duly authorized officer this the _____ day of __________, 199__.

                              [Reinsurer]

                              By    ____________________________________
                                    Name:
                                    Title:


ATTEST:

______________________________
Name:
Title:

                                 RESPONSE CARD


_____ Yes, I approve the transfer of my policy [contract] from First Capital Life Insurance Company to [Reinsurer].

_____ No, I reject the proposed transfer of my policy [contract] from First Capital Life Insurance Company to [Reinsurer] and wish to cancel my policy [contract] and receive the payment provided for pursuant to
          Article 5 of the Rehabilitation Agreement.


          __________          ____________________________________________
          [Date]                         [Signature]

               Name:          ____________________________________________

               Address:       ____________________________________________

          City, State, Zip:   ____________________________________________

                                SCHEDULE 16.1(a)

                                SCHEDULE 16.1(b)

                                 SCHEDULE 16.3

                                 SCHEDULE 17.3



                                      45